Exhibit 10.10

April 9, 2015

Randy W. Furr

Dear Randy,

I am pleased to extend to you an offer for the position of Chief Financial Officer with Bloom Energy. I can’t wait to have you join the company and partner with me to build a great company where together we can all change the world.

The details of our offer of employment follow. Please let me, or David Barber, know if you have any questions or need clarification.

I look forward to you joining Bloom on April 27th and working together to build a great company.

/s/ K.R. Sridhar
KR Sridhar
President and CEO
Bloom Energy Corporation

Offer of Employment

We are pleased to offer you the position of Chief Financial Officer, (HR title: Chief Financial Officer. EXEC2) with Bloom Energy Corporation (the “Company”). In this full-time, exempt position, you will report to KR Sridhar and will be based out of our Sunnyvale Corporate Headquarters. Your annual starting salary will be $350,000 less applicable withholdings and deductions, and you will be paid every two (2) weeks in accordance with the Company’s normal payroll practices. Pursuant to the terms of the Quarterly Incentive Program Policy, you are eligible to receive an annual discretionary bonus which is a 50% target of your salary and is paid quarterly.

As an additional benefit to you, the Company had agreed to honor your request to exchange your first quarter salary for Restricted Stock Units (RSU) as detailed in Attachment A.

We will recommend that the Company’s Board of Directors grant you an option to purchase 350,000 shares of the Company’s Common Stock at a share price equal to the Common Stock’s fair market value on the date of grant. The vesting commencement date subject to this grant will be the date your employment commences. This option grant will vest over five years as follows: 20% will vest on your first anniversary date of employment, and 1/60 of your shares will vest each of the 48 months thereafter. This grant is subject to your continued employment with the Company.

In addition, and with the successful completion of the three (3) strategic objectives to be determined between you and KR Sridhar within the first 30 days of your employment, we are prepared to offer you an additional option to purchase 50,000 shares of the Company’s common stock. The date of grant will be the next meeting of the Company’s Board of Directors following the successful completion of your three (3) strategic objectives, and the exercise price for each option will be equal to the then fair market value of the stock as determined by the Board of Directors on the date of the grant. Vesting of the options will begin at successful completion of the strategic objectives, and will vest at the rate of 1/60 of the option shares at the end of each month thereafter (without cliff vesting), as long as you remain as an employee of the Company on each vesting date. These options will also be governed by the terms of the Company’s standard form of stock option agreement.

If, within 12 months following a “Change of Control” of the Company your employment with the Company is terminated by the Company for reasons other than “Cause” (and not as a result of your death or disability), or terminated by you for “Good Reason”, then, subject to your entering into a standard form of release of claims with the Company, (i) any unvested equity incentives in shares of the Company’s common stock then held by you that are subject to vesting on the basis of

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your continued service with the Company, including but not limited to the stock options identified above, shall immediately accelerate and vest as if your employment with the Company had continued for a period of 12 months. A full Change of Control agreement with terms and definitions will follow in a separate document.

You will also be eligible to receive benefits that the Company generally provides to its employees, consistent with the eligibility terms of those programs. A more detailed description of these benefits will be provided to you upon joining the Company.

Your offer of employment is conditioned upon a satisfactory (in the Company’s discretion) reference check and background check, and upon proof of your right to work in the US. Your employment with the Company is further subject to the terms and conditions specified in this letter. This offer of employment is valid for seven days. Orientation and training for new employees are on Mondays so, if you choose to accept this offer of employment, please return your offer letter by the Wednesday prior to your Monday start date.

This letter and the following pages set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter and its attachments may not be modified or amended except by a written agreement signed by the President of the Company and you.

We are very excited about you joining our team and look forward to a mutually rewarding relationship. By signing below you are accepting the Company’s offer of employment pursuant to the terms and conditions specified in this letter and in Attachment A. After signing and dating this letter below, please return all pages by email, mail, or to our confidential fax (408-543-1505).

Sincerely,	Agreed to and accepted by:
/s/ David Barber	Signature:	/S/ RANDY W. FURR

David Barber	Print Name:	RANDY W. FURR

Vice President, Human Resources	Date:	April 10, 2015

Bloom Energy Corporation	Start Date:	April 27, 2015

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Attachment A

In addition to the terms outlined in the previous pages, your employment at Bloom Energy Is conditioned upon the following.

At-Will Employment. You will be an “at will” employee of the Company. This means that either you or the Company may terminate your employment at any time, for any reason or no reason, with or without cause or notice. Regular employment at the Company is for no specified period of time and the Company makes no guarantee or contract of continued employment. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies, may change from time to time, the “at will” nature of your employment may not be changed except in an express written agreement signed by you and the President of the Company. In the event that you choose to resign from the Company, we request that you give us at least one month notice.

First Quarter Compensation. You have requested the first quarter of pay (3 Months) to be paid in 5,835 Restricted Stock Units (RSU), in lieu of your regular salary. During this period, the company will pay you $1 to maintain your continuous employment and cover any other costs to ensure your eligibility for all benefits afforded to you under the Company’s customary benefit plans. The vesting of this entire RSU grant will occur at the end of the lock-up period following an IPO, or upon a change of control, or upon your departure from the company, whichever comes first. After the first three (3) months of your employment, your pay will be the annual equivalent of $350,000 paid every two weeks. In accordance with the Company’s regular payroll practices. This is a one-time election afforded to you by the Company.

Stock Options. If approved by the Board, your stock will be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. You will be provided with a copy of the Stock Option Plan and Stock Option Agreement following the Board’s approval of your grant.

Annual Bonus. Your annual bonus is subject to the discretion and approval of the Board of Directors and will be paid in accordance with the Company’s normal bonus payment practices. Your bonus is a percentage of base pay earned during the calendar year. Therefore your bonus in the first year will be prorated based upon your first date of regular employment, and will be prorated in the event you take an unpaid leave of absence. Your first quarter bonus (three (3) months), will be calculated in accordance with your regular quarterly salary without respect to the RSUs in lieu of pay as elected. To be eligible for the annual bonus program, you must be a regular employee at calendar yearend and have been an active regular employee for at least 30 days during the calendar year.

References. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

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Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Prior Employment. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

Intellectual Property. As a condition of your employment, you are also required to sign and comply with the Company’s “Employment, Confidential Information, Invention Assignment and Arbitration Agreement,” which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Agreement on your first day of employment.

Arbitration. (a) Any dispute or controversy arising out of or relating to your employment relationship with the Company, will be settled by final and binding arbitration by a single arbitrator to be held in Santa Clara County, California, in accordance with the American Arbitration Association national rules for resolution of employment disputes then in effect, except as provided herein. The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court in California. The arbitrator shall be bound by and shall strictly enforce the terms of this section and may not limit, expand or otherwise modify its terms. The arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, without reference to its conflicts of laws provisions, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The arbitrator shall have the powers granted by California law and the rules of the American Arbitration Association which conducts the arbitration, except as modified or limited herein.

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(b) Notwithstanding anything to the contrary in the rules of the American Arbitration Association, the arbitration shall provide (i) for written discovery and depositions as provided in California Code of Civil Procedure Section 1283.05 and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed. Except in disputes where you assert a claim otherwise under a state or federal statute prohibiting discrimination in employment (“a Statutory Discrimination Claim”), the Company shall pay all fees and administrative costs charged by the arbitrator and American Arbitration Association. In disputes where you assert a Statutory Discrimination Claim against the Company, you are required to pay the American Arbitration Association’s filing fee only to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.

(c) You and the Company shall have the same amount of time to file any claim against any other party as such party would have if such a claim had been filed in state or federal court. In conducting the arbitration, the arbitrator shall follow the rules of evidence of the State of California (including but not limited to all applicable privileges), and the award of the arbitrator must follow California and/or federal law, as applicable.

(d) The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by the American Arbitration Association until only one name remains.

(e) The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover her or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and the American Arbitration Association. In disputes where you assert a Statutory Discrimination Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

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